Exhibit 10.26

Private and Confidential

AMENDMENT NO. 1 TO TERM SHEET

THIS AMENDMENT NO. 1 TO TERM SHEET (this “Amendment”) is made and entered into as of October 6, 2023 by and among Graphjet Technology Sdn. Bhd. (the “Target”), Energem Corp. (the “SPAC”) and Walleye Opportunities Master Fund Ltd. and/or investment vehicles directly managed by such investor (“Purchasers” and, each, a “Purchaser”).

WHEREAS, the Target, the SPAC and Purchaser entered into a binding term sheet (the “Term Sheet”) dated September 16, 2023, pursuant to which, for the aggregate sum of $10,000,000 (the “Purchase Price”), the Target will issue and sell, and Purchasers will purchase, an aggregate number of ordinary shares that will convert to 1,000,000 shares of the surviving company post business combination, immediately prior to the closing of the business combination (the “Business Combination”) between the Target and SPAC (the “Closing”);

WHEREAS, capitalized terms used herein without definition have the meanings set forth in the Term Sheet; and

WHEREAS, the Target, the SPAC and Purchaser wish to amend the Term Sheet pursuant to the terms thereof to extend the date by which the Target and the SPAC must close the Business Combination from October 31, 2023 to December 31, 2023;

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.	Article II. Return of the Purchase Price.

The paragraph under Article II of the Term Sheet, under the heading “Return of the Purchase Price,” is amended to replace all references to “October 31, 2023” to “December 31, 2023” instead, thereafter, this paragraph shall read as follows:

“If, the consummation of the Business Combination does not occur on or prior to December 31, 2023, the Target shall return the Purchase Price to the Purchasers by the close of business on December 31, 2023, and reasonable actions shall be promptly taken with respect to the cancellation of the Target Shares. In the event of any delay or failure to return the Purchase Price, the Target and SPAC agree that for each day following December 31, 2023, the funds representing the Purchase Price shall accrue interest at a rate of 5% per annum until the Purchase Price, as increased by any such accrued interest, is repaid in full.”

II.	Article II. Termination.

The paragraph under Article II of the Term Sheet, under the heading “Termination,” is amended to replace the reference to “October 31, 2023” to “December 31, 2023” instead, thereafter, this paragraph shall read as follows:

“This Term Sheet/Agreement shall terminate upon the earlier to occur of (a) the Business Combination Agreement is terminated, (b) upon the mutual written agreement of each of the parties or (c) the issuance of the Shares in exchange for the Target Shares to Purchasers is not consummated on December 31, 2023; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover reasonable and documented out-of-pocket losses, liabilities or damages arising from such breach.”

III.	Ratification.

Except as modified as set forth herein, the Term Sheet shall continue if full force and effect. In the event of a conflict between the provisions of this Amendment and the provisions of the Term Sheet, the provisions of this Amendment shall prevail.

[Signature Page Follows]

Private and Confidential

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Term Sheet as of the date first written above.

Walleye Opportunities Master Fund Ltd.		Energem Corp.

By:	William England	By:	Doris Wong
Name:	William England	Name:	Doris Wong
Title:	CEO of the Manager	Title:	Executive Director

Graphjet Technology Sdn. Bhd.

By:	Aiden Lee
Name:	Aiden Lee
Title :	CEO